JPMorgan Chase Financial Company LLC	March 2017

Pricing Supplement

Registration Statement Nos. 333-209682 and 333-209682-01

Dated March 17, 2017

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Contingent Income Auto-Callable Securities due March 21, 2019

Based on the Value of the EURO STOXX® Banks Index
Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment equal to 2.50% of the stated principal amount with respect to each determination date on which the closing level of the underlying index is greater than or equal to 65% of the initial index value, which we refer to as the downside threshold level. However, if, on any determination date, the closing level of the underlying index is less than the downside threshold level, you will not receive any contingent quarterly payment for the related quarterly period. In addition, if the closing level of the underlying index is greater than or equal to the initial index value on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment with respect to that determination date. If the securities have not been automatically redeemed prior to maturity and the final index value is greater than or equal to the downside threshold level, the payment at maturity due on the securities will be the stated principal amount and the contingent quarterly payment with respect to the final determination date. If, however, the securities have not been automatically redeemed prior to maturity and the final index value is less than the downside threshold level, you will be exposed to the decline in the underlying index, as compared to the initial index value, on a 1-to-1 basis and will receive a cash payment at maturity that is less than 65% of the stated principal amount of the securities and could be zero. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly payments and also the risk of receiving a cash payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. Investors will not participate in any appreciation of the underlying index. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

FINAL TERMS
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Underlying index:	EURO STOXX® Banks Index
Aggregate principal amount:	$4,059,000
Early redemption:

If, on any determination date (other than the final determination date), the closing level of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any contingent payment date if the closing level of the underlying index is below the initial index value on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•  If, on any determination date, the closing level is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $25.00 (2.50% of the stated principal amount) per security on the related contingent payment date.

•  If, on any determination date, the closing level is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date. It is possible that the underlying index will be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments.

Determination dates:	June 19, 2017, September 18, 2017, December 18, 2017, March 19, 2018, June 18, 2018, September 17, 2018, December 17, 2018 and March 18, 2019, subject to postponement for non-trading days and certain market disruption events.
Contingent payment dates:	June 22, 2017, September 21, 2017, December 21, 2017, March 22, 2018, June 21, 2018, September 20, 2018, December 20, 2018 and the maturity date, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
Payment at maturity:	• If the final index value is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final index value is less than the downside threshold level:	(i) the stated principal amount times (ii) the index performance factor. This cash payment will be less than 65% of the stated principal amount of the securities and could be zero.
Downside threshold level:	81.8025, which is equal to 65% of the initial index value
Initial index value:	The closing level of the underlying index on the pricing date, which was 125.85
Final index value:	The closing level of the underlying index on the final determination date
Index performance factor:	final index value / initial index value
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	March 17, 2017
Original issue date (settlement date):	March 22, 2017
Maturity date:	March 21, 2019, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP/ISIN:	46646QX91 / US46646QX913
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$15.00(2)	$980.00
$5.00(3)
Total	$4,059,000.00	$81,180.00	$3,977,820.00

(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $15.00 per $1,000 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security

The estimated value of the securities on the pricing date was $967.20 per $1,000 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Risk Factors” beginning on page 7 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due March 21, 2019

Based on the Value of the EURO STOXX® Banks Index
Principal at Risk Securities

Investment Summary

The Contingent Income Auto-Callable Securities due March 21, 2019 Based on the Value of the EURO STOXX® Banks Index, which we refer to as the securities, do not provide for the regular payment of interest. Instead, the securities provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $25.00 (2.50% of the stated principal amount) per security, with respect to each quarterly determination date on which the closing level is greater than or equal to 65% of the initial index value, which we refer to as the downside threshold level. The contingent quarterly payment, if any, will be payable quarterly on the relevant contingent payment date, immediately following the related determination date. However, if the closing level of the underlying index is less than the downside threshold level on any determination date, investors will receive no contingent quarterly payment for the related quarterly period. It is possible that the closing level of the underlying index could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments during the term of the securities. We refer to these payments as contingent, because there is no guarantee that you will receive a payment on any contingent payment date. Even if the underlying index was at or above the downside threshold level on some quarterly determination dates, the underlying index may fluctuate below the downside threshold level on others.

If the closing level is greater than or equal to the initial index value on any determination date (other than the final determination date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final index value is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final index value is less than the downside threshold level, investors will be exposed to the decline in the closing level of the underlying index, as compared to the initial index value, on a 1-to-1 basis. Under these circumstances, the payment at maturity will be (i) the stated principal amount times (ii) the index performance factor, which will be less than 65% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent quarterly payments over the term of the securities. In addition, investors will not participate in any appreciation of the underlying index.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the underlying index is an “Index.”

March 2017	Page 2

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due March 21, 2019

Based on the Value of the EURO STOXX® Banks Index
Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities offer investors an opportunity to earn a contingent quarterly payment equal to 2.50% of the stated principal amount with respect to each determination date on which the closing level is greater than or equal to 65% of the initial index value, which we refer to as the downside threshold level. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final index value, as follows:

Scenario 1

On any determination date (other than the final determination date), the closing level is greater than or equal to the initial index value.

▪      The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪      Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final index value is greater than or equal to the downside threshold level.

▪      The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪      Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final index value is less than the downside threshold level.

▪      The payment due at maturity will be (i) the stated principal amount times (ii) the index performance factor.

▪      Investors will lose some, and may lose all, of their principal in this scenario.

March 2017	Page 3

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due March 21, 2019

Based on the Value of the EURO STOXX® Banks Index
Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing level and (2) the final index value.

Diagram #1: Determination Dates (Other Than the Final Determination Date)

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 5.

March 2017	Page 4

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due March 21, 2019

Based on the Value of the EURO STOXX® Banks Index
Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial index value:	125.00
Hypothetical downside threshold level:	81.25, which is 65% of the hypothetical initial index value

Contingent quarterly payment:	$25.00 (2.50% of the stated principal amount) per security

In Examples 1 and 2, the closing level of the underlying index fluctuates over the term of the securities and the closing level of the underlying index is greater than or equal to the initial index value on one of the first seven determination dates. Because the closing level is greater than or equal to the initial index value on one of the first seven determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing level on the first seven determination dates is less than the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment*
#1	60.00	$0	N/A	86.00	$25.00	N/A
#2	125.00	—*	$1,025.00	46.00	$0	N/A
#3	N/A	N/A	N/A	65.00	$0	N/A
#4	N/A	N/A	N/A	90.00	$25.00	N/A
#5	N/A	N/A	N/A	100.00	$25.00	N/A
#6	N/A	N/A	N/A	156.25	—*	$1,025.00
#7	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the closing level is greater than or equal to the initial index value and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the second determination date as the closing level on the second determination date is equal to the initial index value. As the closing level on the first determination date is less than the downside threshold level, no contingent quarterly payment was made with respect to that date. Following the second determination date, you receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $1,000 + $25.00 = $1,025.00

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments.

▪	In Example 2, the securities are automatically redeemed following the sixth determination date as the closing level on the sixth determination date is greater than the initial index value. As the closing level on each of the first, fourth and fifth determination dates is greater than the downside threshold level, you receive the contingent quarterly payment of $25.00 with respect to each of those determination dates. Following the sixth determination date, you receive an early redemption payment of $1,025.00, which includes the contingent quarterly payment with respect to the sixth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 18 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the underlying index has appreciated by 25% from the initial index value on the sixth determination date, you only receive $1,025.00 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $1,100.00 per security.

March 2017	Page 5

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due March 21, 2019

Based on the Value of the EURO STOXX® Banks Index
Principal at Risk Securities

	Example 3			Example 4
Determination Dates	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment
#1	63.00	$0	N/A	57.50	$0	N/A
#2	57.50	$0	N/A	63.00	$0	N/A
#3	60.00	$0	N/A	57.50	$0	N/A
#4	65.00	$0	N/A	50.00	$0	N/A
#5	50.00	$0	N/A	45.00	$0	N/A
#6	40.00	$0	N/A	55.00	$0	N/A
#7	35.00	$0	N/A	65.00	$0	N/A
Final Determination Date	50.00	$0	N/A	81.25	—*	N/A
Payment at Maturity	$400.00			$1,025.00

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final index value.

▪	In Example 3, the closing level of the underlying index remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent quarterly payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing level of the underlying index. As the final index value is less than the downside threshold level, you receive a cash payment at maturity calculated as follows:

stated principal amount × index performance factor = $1,000 × 50.00 / 125.00 = $400.00

In this example, the payment you receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, the closing level of the underlying index decreases to a final index value of 81.25. Although the final index value is less than the initial index value, because the final index value is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000 + $25.00 = $1,025.00

In this example, although the final index value represents a 35% decline from the initial index value, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $1,025.00 per security at maturity.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

March 2017	Page 6

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due March 21, 2019

Based on the Value of the EURO STOXX® Banks Index
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final index value is less than the downside threshold level, you will be exposed to the decline in the closing level of the underlying index, as compared to the initial index value, on a 1-to-1 basis and you will receive for each security that you hold at maturity a cash payment equal to the stated principal amount times the index performance factor. In this case, your payment at maturity will be less than 65% of the stated principal amount and could be zero.
▪	You will not receive any contingent quarterly payment for any quarterly period if the closing level on the relevant determination date is less than the downside threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest. Instead, a contingent quarterly payment will be made with respect to a quarterly period only if the closing level on the relevant determination date is greater than or equal to the downside threshold level. If the closing level is below the downside threshold level on any determination date, you will not receive a contingent quarterly payment for the relevant quarterly period. It is possible that the closing level of the underlying index could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on one of our conventional debt securities of comparable maturity.
▪	The contingent quarterly payment is based solely on the closing levels on the specified determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing level on that determination date. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the closing level on a specific determination date, if that closing level is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the closing level of the underlying index was higher on other days during the term of the securities.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
▪	Investors will not participate in any appreciation in the price of the underlying index. Investors will not participate in any appreciation in the underlying index from the initial index value, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing level is greater than or equal to the downside threshold level, if any.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in the underlying index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home

March 2017	Page 7

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due March 21, 2019

Based on the Value of the EURO STOXX® Banks Index
Principal at Risk Securities

countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

▪	The securities are not directly exposed to fluctuations in foreign exchange rates. The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the underlying index are based, although any currency fluctuations could affect the performance of the underlying index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in any payment on the securities.
▪	The equity securities included in the underlying index are concentrated in the banking industry. Each of the equity securities included in the underlying index has been issued by a company whose business is associated with the banking industry. Because the value of the securities is determined in part by the performance of the underlying index, an investment in these securities will be concentrated in this industry. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.
▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment and you may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial index value and the downside threshold level and will determine the final index value and whether the closing level of the underlying index on any determination date is greater than or equal to the initial index value or is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payment to you at maturity or whether the securities are redeemed early.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	The estimated value of the securities is lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities exceeds the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the

March 2017	Page 8

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due March 21, 2019

Based on the Value of the EURO STOXX® Banks Index
Principal at Risk Securities

securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the underlying index;
o	the time to maturity of the securities;
o	whether the closing level of the underlying index has been, or is expected to be, less than the downside threshold level on any determination date and whether the final index value is expected to be less than the downside threshold level;
o	the likelihood of an early redemption being triggered;
o	the dividend rate on the underlying index;
o	interest and yield rates in the market generally;
o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the underlying index trade and the correlation among those rates and the levels of the underlying index; and

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o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher of may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the underlying index. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and, as a result, the downside threshold level, which is the level at or above which the underlying index must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative performance of the underlying index at maturity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the level of the underlying index on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected. Although the U.S. federal income tax treatment of contingent quarterly payments (including any contingent quarterly payments paid in connection with an early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent quarterly payments as ordinary income. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Consideration. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not

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subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

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EURO STOXX® Banks Index Overview

The EURO STOXX® Banks Index is a free-float market capitalization index that currently includes 25 stocks of banks market sector leaders from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Not all 11 countries are represented in the EURO STOXX® Banks Index at any given time. For additional information about the EURO STOXX® Banks Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX® Banks Index” in the accompanying underlying supplement.

Information as of market close on March 17, 2017:

Bloomberg Ticker Symbol:	SX7E	52 Week High (on 3/16/2017):	125.92
Current Closing Level:	125.85	52 Week Low (on 7/6/2016):	78.37
52 Weeks Ago (on 3/17/2016):	108.32

The table below sets forth the published high and low closing levels, as well as end-of-period closing levels, of the underlying index for each quarter in the period from January 1, 2012 through March 17, 2017. The closing level of the underlying index on March 17, 2017 was 125.85. The associated graph shows the closing levels of the underlying index for each day in the same period. We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the level of the underlying index at any time, including on the determination dates. The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of any payment on the securities.

EURO STOXX® Banks Index	High	Low	Period End
2012
First Quarter	120.92	89.16	107.95
Second Quarter	107.80	77.65	90.00
Third Quarter	112.04	73.06	101.56
Fourth Quarter	114.56	101.60	112.36
2013
First Quarter	127.75	101.95	102.46
Second Quarter	118.77	100.51	101.39
Third Quarter	129.63	100.57	125.84
Fourth Quarter	142.30	129.32	141.43
2014
First Quarter	156.58	139.31	155.26
Second Quarter	162.81	145.66	146.52
Third Quarter	154.60	135.67	149.21
Fourth Quarter	149.39	129.86	134.51
2015
First Quarter	158.53	124.29	157.65
Second Quarter	161.70	148.38	149.91
Third Quarter	161.45	128.04	131.34
Fourth Quarter	141.12	123.03	127.87
2016
First Quarter	125.04	89.65	101.38
Second Quarter	111.28	79.03	83.25
Third Quarter	99.11	78.37	92.54
Fourth Quarter	120.34	91.84	117.67

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Principal at Risk Securities

EURO STOXX® Banks Index	High	Low	Period End
2017
First Quarter (through March 17, 2017)	125.92	111.98	125.85

EURO STOXX® Banks Index Historical Performance – Daily Closing Levels* January 2, 2012 to March 17, 2017

180
160
140
120
100
80
60
40
20
0
Index Level
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Source: Bloomberg

*The dotted line in the graph indicates the downside threshold level, equal to 65% of the initial index value.

License Agreement.  The EURO STOXX® Banks Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license.  The securities based on the EURO STOXX® Banks Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto.  See “Equity Index Descriptions — The EURO STOXX® Banks Index — License Agreement” in the accompanying underlying supplement.

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Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.
Minimum ticketing size:	$1,000 / 1 security
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — The estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:	You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. In determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk &

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Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the securities that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the securities are recharacterized, in whole or in part, as debt instruments, or contingent quarterly payments if they are otherwise treated as FDAP Income). If the securities are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and “EURO STOXX® Banks Index Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

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Principal at Risk Securities

Validity of the securities and the guarantee:	In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the securities offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-I dated June 3, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

• Underlying supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

• Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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